Walmart and Sainsbury’s announce combination of
Sainsbury’s and Asda, Walmart’s wholly owned UK business

BENTONVILLE, Ark. - April 30, 2018 - Walmart Inc. (“Walmart”) and J Sainsbury plc ("Sainsbury’s") today announce the combination (the “Combination”) of Sainsbury’s and Asda Group Limited ("Asda"), Walmart’s wholly owned UK retail subsidiary (the "Combined Business"). At a time of significant and rapid change in the retail sector, the Combination will create one of the UK’s leading grocery, general merchandise and clothing retail groups. Bringing together two distinctive customer propositions will create a more competitive, adaptable and resilient business - better placed to invest in price, quality, range and more flexible ways for customers to shop.

Under the terms of the Combination, which is subject to various approvals, including from the Competition and Markets Authority, Walmart would hold 42 percent of the share capital of the Combined Business. This holding will be made up of 29.9 percent of Sainsbury’s ordinary shares, with full voting rights attached, with the balance held as non-voting shares convertible into voting shares. In addition, Walmart would receive approximately £2.975 billion in cash, subject to customary closing adjustments, valuing Asda at approximately £7.3 billion on a debt-free, cash-free and pension-free basis. Walmart would retain the Asda defined benefit pension scheme as part of the combination, along with any ongoing defined benefit pension related obligations.

"We believe the Combination offers a unique and exciting opportunity that benefits customers and colleagues,” said Doug McMillon, Walmart’s president and chief executive officer. “As a company, we’ve benefited from doing business in the UK for many years, and we look forward to working closely with Sainsbury’s to deliver the benefits of the combination."

Walmart is embracing technology and thinking differently to serve customers and drive growth. That includes developing partnerships like this one to unlock value for shareholders and customers in the UK.

As a strategic long-term partner, Walmart will share its global retail network and knowledge. The Combined Business will have enhanced capabilities and a strengthened balance sheet to help deliver value and opportunities for customers, colleagues, suppliers and shareholders of both businesses.

The new business will operate a distinctive dual brand strategy. Asda would continue to be run from Leeds by its own CEO, Roger Burnley, who would join the Group Operating Board of the Combined Business, ensuring Asda retains its heritage and roots. Key benefits of the Combination include:

◦	Creating one of the UK’s leading grocery, general merchandise and clothing retail groups, with combined revenues of c.£51 billion for 2017A1

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Enabling investment in areas that will benefit customers the most: price, quality, range and creating more flexible ways to shop, across Sainsbury’s, Asda and Argos. It is expected that value will be passed on to customers through significant price reductions

◦	Maintaining both the Sainsbury’s and Asda brands and enabling them to sharpen their distinct customer propositions and attract new customers

1Based on the unaudited full year results for the year ended 31 December 2017 for Asda and the unaudited full year results for the 52 weeks to 10 March 2018 for Sainsbury’s. The Asda Group Limited financial information for the financial year to 31 December 2017 included here and elsewhere in this announcement are unaudited estimates and subject to change.

◦	Offering more opportunities for over 330,000 colleagues at all levels within the enlarged and more resilient group, drawing on the shared values and heritage of both businesses

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Combining a complementary network of more than 2,800 Sainsbury’s, Asda and Argos stores and several of the UK’s most visited retail websites to create greater choice for customers through more store formats and channels, with a combined 47 million customer transactions per week

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Generating net synergies, post price investments, across the enlarged group of at least £500 million. These are comprised largely of buying benefits, opening Argos in Asda stores and operational efficiencies. There are no planned Sainsbury’s or Asda store closures as a result of the Combination

◦	A comprehensive range of channels and formats across supercenters, superstores, supermarkets, convenience stores and digital

Based on the current deal terms, Walmart expects to recognize a non-cash loss of approximately $2 billion, which is based on the current value of shares to be received and current foreign exchange rates. This estimate could fluctuate significantly due to changes in the fair value of the equity consideration to be received and changes in currency exchange rates. Due to the conditions to complete the transaction, including regulatory approval which could extend into the second half of calendar year 2019, the timing of the loss recognition is not yet determined. Walmart expects the impact to earnings to be slightly dilutive in the first full year following completion of the transaction and neutral to slightly accretive in subsequent years, as synergies are realized. Walmart will update further after the deal closes. Walmart is scheduled to report first quarter results on May 17, 2018.

For more details on the combination, please refer to Sainsbury’s announcement at http://www.j-sainsbury.co.uk/.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 270 million customers and members visit our more than 11,700 stores under 65 banners in 28 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.Walmart.com, on Facebook at http://facebook.com/Walmart and on Twitter at http://twitter.com/Walmart.
About Asda, a wholly owned subsidiary of Walmart
Asda is a UK retailer founded in 1949 serving around 19 million customers a week and currently employs more than 146,000 people across the UK. It has a multi-format, omni-channel offering, selling its products through a network of 584 grocery stores, 18 standalone petrol filling stations and 33 Asda Living stores and also online. In addition to grocery and general merchandise, Asda also operates George, a leading UK clothing retailer with both an in-store and online offering. The company has a significant property portfolio, of which 75 percent of the square footage is freehold.

Forward Looking Statements
The statements in this press release regarding the impact of this transaction are believed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “Act”), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act. These forward-looking statements are subject to certain risks, uncertainties and other factors.

Walmart was advised by Rothschild and Credit Suisse in relation to the transaction.
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